Exhibit 4.3

THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of March 11, 2011 (this “Supplemental Indenture”), by and among Headwaters Incorporated, a Delaware corporation (the “Issuer”), the Guarantors party hereto (collectively, the “Guarantors”), and Wilmington Trust FSB, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuer, the Guarantors and the Trustee have entered into that certain Indenture dated as of October 27, 2009 (as supplemented from time to time, the “Indenture”), providing for the issuance of 11-3/8% Senior Secured Notes due 2014 (the “Notes”);

WHEREAS, the Issuer issued $328,250,000 aggregate principal amount of Notes under the Indenture, which principal amount remains outstanding as of the date of this Supplemental Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Indenture may be amended with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (which may include consents obtained in connection with a tender offer or exchange offer for the Notes), subject to certain exceptions;

WHEREAS, the Issuer has commenced (i) an offer to purchase for cash any or all of the outstanding Notes and (ii) a solicitation of consents with respect to the amendments to the Indenture set forth herein, each pursuant to an Offer to Purchase and Consent Solicitation dated February 15, 2011 (the “Statement”);

WHEREAS, the Issuer desires to enter, and has requested each of the Guarantors and the Trustee to join with it in entering, into this Supplemental Indenture pursuant to Section 9.02 of the Indenture for the purpose of amending the Indenture as provided herein; and

WHEREAS, (1) the Issuer has received the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer, the Guarantors and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 9.06 of the Indenture, (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating hereto as contemplated by Section 9.06 of the Indenture; and (3) all other things necessary have been done to make this Supplemental Indenture, when executed and delivered by the Issuer, the Guarantors and the Trustee, the legal, valid and binding agreement of each, in accordance with its terms;

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Deletion of Definitions and Related References. Sections 1.01 and 1.02 of the Indenture are hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture. The Notes are hereby amended to delete in their entirety all references to any terms deleted from the Indenture by virtue of this Section 1.01.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.01. Amendments to the Indentures. The Indenture is hereby amended by:

(i) deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:

Section 4.09	Change of Control
Section 4.10	Incurrence of Indebtedness and Issuance of Preferred Stock
Section 4.11	Limitation on Restricted Payments
Section 4.12	Limitation on Liens
Section 4.13	Asset Sales
Section 4.14	Limitation on Transactions with Affiliates
Section 4.15	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
Section 4.16	Limitations on Issuances of Guarantees of Indebtedness
Section 4.17	Reports
Section 4.20	Additional Note Guarantees and Security for the Notes
Section 4.21	Designation of Restricted and Unrestricted Subsidiaries
Section 4.22	Business Activities
Section 5.01	Merger, Consolidation, or Sale of Assets
Sections 6.01(3); 6.01(4); 6.01(5); 6.01(6); 6.01(7); 6.01(8); 6.01(9); and 6.01(10);

(ii) adding the following section, together with all necessary conforming changes, to the Indenture as Section 5.01:

“SECTION 5.01. Merger, Consolidation, or Sale of Assets. Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Issuer in which the Issuer is not the surviving or continuing corporation, the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer hereunder and the Notes with the same effect as if such surviving entity had been named as such.”

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01. Effect of Amendments. This Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part of thereof, and the Indenture is hereby incorporated by reference herein and, as supplemented hereby, is hereby ratified, approved and confirmed.

Section 3.02. Severability. In case any provision hereof shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

Section 3.03. Capitalized Terms. Any capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

Section 3.04. Effect of Headings. The Article and Section heading used herein are for convenience only and shall not affect the construction hereof.

Section 3.05. Trustee Makes No Representations. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals contained in this Supplemental Indenture are made by the Issuer, and the Trustee shall have no duty, liability or obligation with respect to such recitals and makes no representations as to the correctness thereof.

Section 3.06. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein provided.

Section 3.07. Governing Law. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE. The parties to this Supplemental Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in the City of New York in any action or proceeding arising out of or relating to this Supplemental Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.08. Counterparts. The parties may sign any number of counterparts of this Supplemental Indenture. Each signed counterpart shall be an original, and all of them taken together shall represent one and the same agreement.

Section 3.09. Successors. All agreements of the Issuer, the Guarantors and the Trustee herein and in the Notes shall bind their respective successors.

Section 3.10. Effectiveness. The provisions of Article I and Article II hereof shall be effective as of the date first above written but will not become operative until the date (the “Operative Date”) set forth in an Officers’ Certificate delivered by the Issuer to the Trustee certifying that such Operative Date is the initial date of acceptance for purchase by the Issuer of the Notes validly tendered in the tender offer contemplated by the Statement. If the Operative Date does not occur on or prior to the Early Settlement Date (as defined in the Statement), then the terms of this Supplemental Indenture shall be null and void and the Indenture and the Indenture and Notes shall continue in full force and effect without any modification or amendment hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

HEADWATERS INCORPORATED

By:	/s/ Donald. P. Newman
	Name:	Donald P. Newman
	Title:	Chief Financial Officer

EACH OF THE GUARANTORS LISTED ON SCHEDULE I HERETO

By:	/s/ Donald. P. Newman
	Name:	Donald P. Newman
	Title:	Chief Financial Officer

Signature Page

Supplemental Indenture

WILMINGTON TRUST FSB, as Trustee

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

Signature Page

Supplemental Indenture

SCHEDULE I

GUARANTORS

1.	HCM Stone, LLC, a Utah limited liability company
2.	Dutch Quality Stone, Inc., an Ohio corporation
3.	Eldorado SC-Acquisition Co., a Utah corporation
4.	Eldorado G-Acquisition Co., a Utah corporation
5.	Eldorado Stone LLC, a Delaware limited liability company
6.	Eldorado Stone Acquisition Co., LLC, a Utah limited liability company
7.	Eldorado Stone Funding Co., LLC, a Utah limited liability company
8.	Stonecraft Manufacturing, LLC, an Ohio limited liability company
9.	Chihuahua Stone, LLC, a Utah limited liability company
10.	Eldorado Stone Operations, LLC, a Utah limited liability company
11.	L-B Stone, LLC, a Utah limited liability company
12.	Headwaters Resources, Inc., a Utah corporation
13.	Headwaters Services Corporation, a Utah corporation
14.	Headwaters Construction Materials, Inc., a Utah corporation
15.	HCM Utah, LLC, a Utah limited liability company
16.	Global Climate Reserve Corporation, a Utah corporation
17.	Headwaters Construction Materials, LLC, a Texas limited liability company
18.	Tapco International Corporation, a Michigan corporation
19.	Metamora Products Corporation, a Michigan corporation
20.	MTP, Inc., an Ohio corporation
21.	Atlantic Shutter Systems, Inc., a South Carolina corporation
22.	Inspire Services, LLC, a Michigan limited liability company
23.	Stonecraft Sales, LLC, a Michigan limited liability company
24.	Metamora Products Corporation of Elkland, a Pennsylvania corporation
25.	Headwaters Technology Innovation Group, Inc. a Utah corporation
26.	Headwaters Refinery Investments Co., a Utah corporation
27.	Headwaters Energy Services Corp., a Utah corporation
28.	Headwaters Heavy Oil, LLC, a Utah limited liability company
29.	Headwaters Synfuel Investments, LLC, a Utah limited liability company
30.	Covol Engineered Fuels, LC, a Utah limited liability company
31.	Covol Fuels No. 2, LLC, a Utah limited liability company
32.	Covol Fuels No. 3, LLC, a Utah limited liability company
33.	Covol Fuels No. 4, LLC, a Utah limited liability company
34.	Covol Fuels No. 5, LLC, a Utah limited liability company
35.	Headwaters CTL, LLC, a Utah limited liability company
36.	Environmental Technologies Group, LLC, a Utah limited liability company
37.	Headwaters Ethanol Operators, LLC, a Utah limited liability company
38.	Headwaters Plant Services, Inc., a Utah corporation
39.	HES Ethanol Holdings, LLC, a Utah limited liability company

Schedule I – 1